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                                                                      EXHIBIT 99

                                                            For more information
                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                        ASV Announces Fiscal 2001 Results
                Sales Increase 14% over 2000, Exceed $50 Million

      Grand Rapids, MN (March 8, 2002) - ASV, Inc. (NASDAQ: ASVI) today announced its second consecutive year of record net sales for its recently completed fiscal year 2001. For the year ended December 31, 2001, ASV's net sales increased 14% to $50,081,376, compared with $43,859,509 for 2000. Net earnings for 2001 totaled $755,668, compared with net earnings for 2000 of $1,450,909. The decrease in net earnings was due primarily to a nearly $2 million increase in investment in research and development expenditures in 2001. Earnings per share totaled $.07 for 2001 compared with $.15 for 2000.

      For its fourth quarter of 2001, ASV reported net sales of $10,847,501, an 8% increase over fourth quarter 2000 net sales of $10,018,787. Net earnings for the fourth quarter of 2001 were impacted by two offsetting reserve amounts. During the fourth quarter of 2001, ASV negotiated a warranty reimbursement program with one of its suppliers, whereby ASV will receive product at no cost over a three-year period to compensate ASV for warranty claims incurred during 2001 plus any claims not yet filed. ASV recognized a benefit of $542,600 under this program in the fourth quarter of 2001 as an offset to warranty costs previously incurred during the year. Also in the fourth quarter of 2001, ASV established a reserve for potential costs associated with remarketing existing machines at certain dealer locations. This amount reduced pre-tax income by $250,000 in the fourth quarter of 2001. Giving effect to these two items, plus an increase in research and development expenditures of approximately $387,000, net earnings for the fourth quarter of 2001 totaled $368,042, or $.04 per share, compared with net earnings of $214,684, or $.02 per share, for the fourth quarter of 2000.

      Commenting on the fourth quarter results, ASV President Gary Lemke said "ASV experienced an 8% increase in net sales during fourth quarter 2001, when many other equipment manufacturers saw decreases. We believe this speaks well of the products we manufacture. We experienced an increase in our gross profit percentage, even before the warranty reimbursement benefit, due to a greater percentage of our net sales coming from undercarriages sold to Caterpillar Inc. (NYSE: CAT) for use on their Multi-Terrain Loaders. Operating expenses increased during the fourth quarter of 2001, due primarily to the increased research and development expenditures we made in connection with our alliance with Caterpillar and the remarketing reserve we established. Our non-operating income decreased during the fourth quarter of 2001 due primarily to a lower level of short-term investments and decreased interest rates. Finally, ASV's income tax expense benefited from a lower than expected effective tax rate, due primarily to increased research and development tax credits."

      Continuing, Lemke states "We are pleased to see our second consecutive year of record sales. The rubber track loader market was one of the few sectors of the capital equipment industry that experienced increased sales in 2001. We believe this will continue as more of the compact construction equipment market shifts from wheeled machines to track machines. To capitalize on this, we will begin production this month on one of ASV's newest products, the RC-50."

      In January 2002, ASV introduced two new models in its R-Series Posi-Track product line, the R-50 and RC-50. These new models will compete with skid-steers utilizing engines in the 44 to 50 horsepower range, weighing between 4,500 and 5,500 pounds with an operating capacity of 1,350 to 1,600 pounds. Weighing 4,700 pounds, with an operating capacity of 1,500 pounds and a 50 horsepower engine, the R-50 and RC-50 fall between ASV's smaller RC-30 and its larger Posi-Tracks. The new models and their companion product, the RC-30, are being sold through independent dealers on a non-exclusive basis.

      Commenting on the Company's outlook for 2002, Lemke stated "We remain optimistic regarding our expectations for 2002. We believe the increased sale of undercarriages to Caterpillar and the addition of the new R-Series models will help push our sales for 2002 to the range of $65-75 million. We believe increased unit volume production and improved price realization on several models will improve gross margins to the range of 19%-21% for 2002. We still expect to invest in research and development in 2002, but not at the level we did in 2001. The effect of these expectations results in anticipated earnings of $.30-.38 per diluted share for 2002."

CONFERENCE CALL

      ASV will conduct a live webcast at 10 a.m. Central time, Friday, March 8th to discuss its results for 2001 and its outlook for 2002. The call will be broadcast over the Internet and can be accessed at www.ccbn.com or www.asvi.com. To listen to the call, go to the web site at least 15 minutes before the call to register, download and install any needed audio software. A replay of this call will be available beginning approximately two hours after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-642-1687 and entering pass code 715432. The Internet replay will be available for 30 days and can be accessed at www.ccbn.com or www.asvi.com.


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ABOUT ASV

      ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. With its patented Maximum Traction and Support System undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

      Note: The statements set forth above regarding ASV's future expected sales, gross margin and earnings levels, expected increases in sales in the rubber track loader market, plans to begin production of the RC-50 in March 2002 and expected increases in sales of undercarriages to Caterpillar are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Actual results might differ materially from those anticipated in such forward-looking statements. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the six months ended June 30, 2001.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                    THREE MONTHS ENDED                       YEARS ENDED
                                                       DECEMBER 31,                          DECEMBER 31,
                                              -------------------------------       -------------------------------
                                                   2001               2000              2001               2000
                                              ------------       ------------       ------------       ------------
Net sales .................................   $ 10,847,501       $ 10,018,787       $ 50,081,376       $ 43,859,509
Cost of goods sold ........................      8,793,373          8,380,608         41,567,609         34,794,783
Warranty reimbursement ....................       (542,600)                --           (542,600)                --
                                              ------------       ------------       ------------       ------------
     Gross profit .........................      2,596,728          1,638,179          9,056,367          9,064,726
Operating expenses:
     Selling, general and administrative ..      1,555,170          1,268,921          5,857,867          6,210,514
     Research and development .............        695,171            308,914          2,645,476            679,233
                                              ------------       ------------       ------------       ------------
         Operating income .................        346,387             60,344            553,024          2,174,979
Other income (expense)
     Interest expense .....................        (35,289)           (37,288)          (146,031)          (266,890)
     Other, net ...........................        119,944            221,308            528,675            301,500
                                              ------------       ------------       ------------       ------------
         Income before income taxes .......        431,042            244,364            935,668          2,209,589
Provision for income taxes ................         63,000             29,680            180,000            758,680
                                              ------------       ------------       ------------       ------------

     NET EARNINGS .........................   $    368,042       $    214,684       $    755,668       $  1,450,909
                                              ============       ============       ============       ============

Net earnings per common share - Diluted ...   $        .04       $        .02       $        .07       $        .15
                                              ============       ============       ============       ============

Diluted weighted average shares ...........     10,310,412         10,140,852         10,352,468          9,966,661
                                              ============       ============       ============       ============



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A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

      ASSETS                                          DECEMBER 31,     December 31,
                                                          2001             2000
                                                      -----------      -----------
CURRENT ASSETS
    Cash & short-term investments ..................  $ 5,946,840      $10,762,143
    Accounts receivable, net .......................   16,828,489       10,557,907
    Inventories ....................................   28,614,053       28,064,998
    Other current assets ...........................    1,756,844          965,026
                                                      -----------      -----------
        Total current assets .......................   53,146,226       50,350,074

PROPERTY AND EQUIPMENT, net ........................    4,794,578        4,656,118
                                                      -----------      -----------

        Total assets ...............................  $57,940,804      $55,006,192
                                                      ===========      ===========

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities .......  $   106,008      $    82,090
    Accounts payable ...............................    2,449,144        1,822,912
    Accrued expenses ...............................    2,296,455        1,023,924
    Income taxes payable ...........................      505,062          197,021
                                                      -----------      -----------
        Total current liabilities ..................    5,356,669        3,125,947

LONG-TERM LIABILITIES, less current portion ........    2,012,652        2,116,898

SHAREHOLDERS' EQUITY ...............................   50,571,483       49,763,347
                                                      -----------      -----------

        Total liabilities & shareholders' equity ...  $57,940,804      $55,006,192
                                                      ===========      ===========


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